Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intersil Corporation:

We consent to the incorporation by reference in the registration statements on Form S-4 (Nos. 333-35052 and 333-46984) and Form S-8 (Nos. 333-117890, 333-88208, 333-31094, 333-50718, 333-50722, 333-65804, and 333-151374) of Intersil Corporation and subsidiaries of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Intersil Corporation and subsidiaries as of January 2, 2009, and December 28, 2007, and the related consolidated statements of operations, comprehensive (loss) income and cash flows for each of the years in the three-year period ended January 2, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 2, 2009, which reports appear in the January 2, 2009, annual report on Form 10-K of Intersil Corporation and subsidiaries.

Our report with respect to the consolidated financial statements of Intersil Corporation and subsidiaries refers to Intersil Corporation and subsidiaries’ adoption, effective December 30, 2006, of the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

March 2, 2009

Orlando, Florida

Certified Public Accountants